Exhibit (a)(1)(k)

Form of email notice to eligible participants, from Stock Administration – 1 week, 48 hours, 24 hours –before March 29, 2004 deadline

From:	Stock Administration
Date:	(ad hoc)
To:	palmOne employees eligible to participate in offer to exchange program
Subject:	Reminder—Deadline to participate in Offer to Exchange program: Monday 3/29/04, 5:00pm PST

REMINDER — If you want to participate in the Offer to Exchange program, the deadline to submit your Election Form and/or any Withdrawal Form is March 29, 2004 at 5:00 pm Pacific Time. We cannot accept late submissions, and therefore we urge you to respond early to avoid any last minute issues.

You may request another copy of your Election Form from Stock Administration. Withdrawal Forms are available on palmOne Central’s Stock Administration website.

Even if you do not want to participate in this program, we request that you indicate your election not to participate on the Election Form and return it to Stock Administration by March 29, 2004 at 5:00 pm Pacific Time.

Stock Administration